EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-145008, 333-118288, 333-72556, 333-31777, and 33-82164) of Ducommun Incorporated of our report dated February 22, 2010 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which is incorporated by reference of our report dated February 22, 2010 relating to the financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Los Angeles, California

February 22, 2010